As filed with the Securities and Exchange Commission on January
10, 1997

                                  Registration No. 333-___________


                      SECURITIES AND EXCHANGE
COMMISSION
                      WASHINGTON, D.C.  20549

                             FORM S-8

                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933

                          DIVERSIFAX, INC.
      (Exact name of registrant as specified in its charter)


   Delaware                                                    13-
3637458
                                                           (State
or other jurisdiction                                      (I.R.S.
employer
                                                           of
incorporation or organization)
identification number)

                                                                 39
Stringham Avenue

Valley Stream, New York
11580

(Address of principal executive offices)                   (Zip
code)

             DiversiFax, Inc. 1996 Stock Option Plan
                     (Full title of the plan)

                         Irwin A. Horowitz
                      Chief Executive Officer
                           and President
                         DIVERSIFAX, INC.
                        39 Stringham Avenue
                   Valley Stream, New York 11580
              (Name and address of agent for service)

                          (516) 872-0650
       (Telephone number, including area code, of agent for service)



                             COPY TO:
                      Gary T. Moomjian, Esq.
                         Breslow & Walker
                         875 Third Avenue
                     New York, New York  10022
                          (212) 832-1930


                                      CALCULATION OF REGISTRATION FEE
Title of securities
to be registered
C

Amount to be
registered
C

Proposed
maximum
offering price
per share
C

Proposed
maximum
aggregate
offering price
C

Amount of
registration fee
Common Stock,
par value $.001
per share
(Common Stock)

      1,500,000(1)

                                                       $1.875(2)

                                                                            $2,812,500(2)

                                                                                                       $852.27




(1)Represents additional shares of Common Stock issuable under the DiversiFax, Inc. 1996 Stock Option Plan (the
"Plan"), by virtue of an amendment to the Plan increasing the number of shares issuable thereunder from 1,500,000 to 3,000,000. Also covered hereby are such additional shares as may be issuable in accordance with the terms of the Plan in the event of a stock split, reorganization, merger, recapitalization or similar event affecting the 1,500,000 shares being registered.

(2)Calculated on the basis of the average of the bid and asked prices of the Common Stock on January 7, 1997, as reported by the NASDAQ Small Cap Market, in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

                              PART I



                    Incorporation By Reference



The contents of the Registration Statement on Form S-8
(Registration No. 333-15183) are hereby incorporated by reference herein.



                      Additional Information



On December 17, 1996, the Board of Directors of the
Registrant approved an amendment to the Plan to increase the number of shares of Common Stock issuable thereunder from 1,500,000 to 3,000,000.


Currently, there are issued and outstanding options to purchase 1,831,000 shares of Common Stock.

                              PART II



             INFORMATION REQUIRED IN THE REGISTRATION
STATEMENT



Item 8.                 Exhibits


Exhibit
                 Sequentially Numbered

                 Page Where Located

  4                     DiversiFax, Inc. 1996 Stock Option
                        Plan,
                        as amended through December 17,
1996                    6

  5                     Opinion of Breslow & Walker, LLP
                        as to
                        the legality of the securities being
offered                        17

 23(a)                  Independent Auditor's Consent
                                        18

   (b)                  Consent of Counsel is contained in
                        the Opinion
                        of Breslow & Walker, LLP filed
herewith as
                        Exhibit 5
                        --

                            SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Valley Stream, State of New York as this 7th day of January, 1997.

                                                  DIVERSIFAX,
INC.

                                                  By: /s/ Irwin A.
Horowitz
                                                           Irwin
                 A. Horowitz, President

(Principal Executive, Financial
                                                           and
Accounting Officer)



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature
C

Title

Date

/s/ Irwin A. Horowitz
Irwin A. Horowitz

Director
January 7, 1997
/s/ Kenneth Ross Wolfe
Kenneth Ross Wolfe
DirectorJanuary 7, 1997
/s/ Eugene Bilotti
Eugene Bilotti
Director
January 7, 1997
/s/ Mario DiNatale
Mario DiNatale
Director
January 7, 1997

                                                         Exhibit 4
DIVERSIFAX, INC.
1996 STOCK OPTION PLAN
(as amended through December 17, 1996)

1.      Purpose of Plan
        The purpose of this 1996 Stock Option Plan (the
"Plan") is to further the growth and development of DIVERSIFAX, INC. (the "Company") by encouraging and enabling employees, including officers, and directors of, and consultants and advisors to, the Company to obtain a proprietary interest in the Company through the ownership of stock, thereby providing such persons with an added incentive to continue in the employ or service of the Company and to stimulate their efforts in promoting the growth, efficiency and profitability of the Company, and affording the Company a means of attracting to its service persons of outstanding quality.
2.      Shares of Stock Subject to the Plan
        Subject to the provisions of Section 12 hereof, an aggregate of 3,000,000 shares of the common stock, par value $.001 per share, of the Company ("Common Stock") shall be reserved for issuance upon the exercise of options which may be granted from time to time in accordance with the Plan. Such shares may be, in whole or in part, as the Board of Directors of the Company ("Board of Directors") shall from time to time determine, authorized but unissued shares or issued shares which have been reacquired by the Company. If, for any reason, an option shall lapse, expire or terminate without having been exercised in full, the unpurchased shares underlying these options shall (unless the Plan shall have been terminated) again be available for the purpose of the Plan.

3.      Administration
        (a)     The Board of Directors shall administer the
Plan and, subject to the provisions of the Plan, shall have
authority in its discretion to determine and designate from
time to time those persons eligible for a grant of options
under the Plan, those persons to whom options are to be
granted, the purchase price of the shares covered by each
option, the time or times at which options shall be granted, and the manner in which said options are exercisable. In
making such determination, the Board of Directors may
take into account the nature of the services rendered by the respective persons, their present and potential contributions to the Company's success and such other factors as the
Board of Directors in its sole discretion shall deem rele-
vant. Subject to the express provisions of the Plan, the
Board of Directors shall also have authority to interpret the
Plan, to prescribe, amend and rescind rules and regulations
relating to it, to determine the terms and provisions of the instruments by which options shall be evidenced, which
shall not be inconsistent with the terms of the Plan, and to make all other determinations necessary or advisable for
the administration of the Plan, all of which determinations
shall be final, binding and conclusive.
        (b)     The Board of Directors may, at its discretion,
in accordance with the provisions of Article II, Section 6
of the Company's By-Laws, by resolution adopted by the
affirmative vote of a majority of the entire Board of
Directors, appoint from among its members a Stock Option
Plan Committee (the "Committee"). Such Committee shall
be composed of two or more directors and shall have and
may exercise any and all of the powers relating to the
administration of the Plan and the grant of options
hereunder as are set forth above in Section 3(a), as the
Board of Directors shall confer and delegate. The Board of
Directors shall have the power at any time to fill vacancies in, to change the membership of, or to discharge, such
Committee. The Committee shall select one of its members
as its Chairman and shall hold its meetings at such time
and at such places as it shall deem advisable. A majority of such Committee shall constitute a quorum and such
majority shall determine its action. The Committee shall
keep minutes of its proceedings and shall report the same
to the Board of Directors at the meeting next succeeding.
No director or member of the Committee shall be liable for
any action or determination made in good faith with respect
to the Plan or any option granted thereunder.
4.      Persons To Whom Shares May Be Granted
        Options may be granted to persons who are, at the
time of the grant, employees, including officers, and
directors of, or consultants or advisors to, the Company or
any subsidiary corporation (as defined in Section 425 of the
Internal Revenue Code of 1986, as amended (the "Code"),
and herein referred to as "Subsidiary"), including part-time employees, as the Board of Directors (or Committee) shall
select from time to time from among those nominated by
the Board of Directors (or Committee). For the purposes of
this Plan, options may only be granted to those consultants
and advisors who shall render bona fide services to the
Company and such services must not be in connection with
the offer or sale of securities in a capital raising
transaction.  Subject to the provisions hereinafter set forth, options granted under the Plan shall be designated either (i)
"Incentive Stock Options" (which term, as used herein,
shall mean options intended to be "incentive stock options"
within the meaning of Section 422 of the Code) or (ii)
"Non-Incentive Stock Options" (which term, as used
herein, shall mean options not intended to be "incentive
stock options" within the meaning of Section 422 of the
Code). Each option granted to a person who is solely a
director of, or consultant or advisor to, the Company or a
Subsidiary on the date of the grant shall be designated a
Non-Incentive Stock Option.
        The Board of Directors (or Committee) may grant,
at any time, new options to a person who has previously
received options whether such prior options are still
outstanding, have previously been exercised in whole or in
part, have expired, or are cancelled in connection with the
issuance of new options. The purchase price of the new
options may be established by the Board of Directors (or
Committee) without regard to the existing option price.
5.      Option Price
        (a)     The purchase price of the Common Stock
underlying each option shall be determined by the Board of
Directors (or Committee), which determination shall be
final, binding and conclusive; provided, however, that in
no event shall the purchase price of Incentive Stock Options be less than 100% (110% in the case of optionees who own
more than 10% of the total combined voting power of all
classes of stock of the Company) of the fair market value
of the Common Stock on the date the option is granted. In
determining such fair market value, the Board of Directors
(or Committee) shall consider (i) the closing price of the
Common Stock on the date on which the option is granted
(if such Common Stock is listed on a national securities
exchange); (ii) the closing bid prices as quoted by the
National Quotation Bureau or a recognized dealer in the
Common Stock on the date of grant (if such Common
Stock is not listed on such an exchange); and (iii) such
other factors as the Board of Directors (or Committee)
shall deem appropriate or which may be relevant under
applicable federal tax laws and Internal Revenue rules and
regulations. For purposes of the Plan, the date of grant of
an option shall be the date on which the Board of Directors
(or Committee) shall by resolution duly authorize such
option.
        (b)     The aggregate fair market value (as defined
above), determined at the time the Incentive Stock Options
are granted, of the Common Stock with respect to which
Incentive Stock Options are exercisable for the first time by an employee during any calendar year shall not exceed
$100,000. Non-Incentive Stock Options shall not be subject
to the limitations of this paragraph 5(b).
6.      Exercise of Options
        (a)     Subject to the provisions set forth in Sections
9, 10 and 11 hereof, no option shall be exercisable unless
the holder thereof shall have been an employee, including
an officer or director of the Company and/or a Subsidiary,
from the date of the granting of the option until the date of exercise.
        (b)     The number of shares which are issued
pursuant to the exercise of an option shall be charged
against the maximum limitations on shares set forth in
Section 2 hereof.
        (c)     The exercise of an option shall be made
contingent upon receipt by the Company from the holder
thereof of (i) if deemed necessary by the Company, a
written representation and acknowledgement that at the
time of such exercise it is his then present intention to
acquire the option shares for investment and not with a
view to distribution or resale thereof, that he knows that
the Company is not obligated to register the option shares
and that the option shares may have to be held indefinitely
unless an exemption from the registration requirements of
the Securities Act of 1933, as amended, is available or the
Company has registered the shares underlying the options,
that the Company may place a legend on the certificate(s)
evidencing the option shares reflecting the fact that they
were acquired for investment and cannot be sold or trans-
ferred unless registered under the Securities Act of 1933,
as amended, or unless counsel for the Company is satisfied
that the circumstances of the proposed transfer do not
require such registration, and (ii) payment in full of the
purchase price of the shares being purchased.  Payment
may be made (a) in cash, (b) by certified check payable to
the order of the Company in the amount of such purchase
price, (c) by delivery to the Company of shares of
Common Stock having a fair market value equal to such
purchase price, (d) by irrevocable instructions to a broker
to sell shares of Common Stock to be issued upon exercise
of the option, provided such shares are registered and
transferable, and to deliver to the Company the amount of
sale proceeds necessary to pay such purchase price and to
deliver the remaining cash proceeds, less commissions and
brokerage fees, to the optionee, or (e) by any combination
of the methods of payment described in (a) through (d)
above.
7.      Term of Options
        The period during which each option granted
hereunder shall be exercisable shall be determined by the
Board of Directors (or Committee); provided, however,
that no option shall be exercisable for a period exceeding
ten (10) years (five (5) years in the case of optionees who
own more than 10% of the total combined voting power of
all classes of stock of the Company) from the date the
options are granted.
8.      Non-Transferability of Options
        No option granted pursuant to this Plan shall be
subject to anticipation, sale, assignment, pledge,
encumbrance or charge or otherwise transferable except by
will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, as defined by the Code or Title I of the Employee Retirement Income Security Act
or the rules thereunder, and an option shall be exercisable
during the lifetime of the holder thereof only by such
holder.
9.      Termination of Services
        In the event that an employee, including an officer,
or director to whom an option has been granted under the
Plan shall cease to be an employee, officer or director of
the Company or a Subsidiary, by reason of a termination
of such relationship without cause and other than by reason
of death, disability or retirement at age 65, such holder
may exercise such option at any time prior to the expiration date of the option or within three months after the date of
termination, whichever is earlier, but only to the extent the holder had the right to exercise such option on the date of
termination.  In the event that an employee, officer or
director to whom an option has been granted under the Plan
shall cease to be an employee, officer or director of the
Company or a Subsidiary, by reason of a termination of
such relationship for cause and other than by reason of
death, disability or retirement at age 65, such options shall forthwith automatically terminate, lapse and expire. So long as the holder of an option shall continue to be in the
employ, or continue to be a director, of the Company or
one or more of its Subsidiaries, such holder's option shall
not be affected by any change of duties or position.
Absence on leave approved by the employing corporation
shall not be considered an interruption of employment for
any purpose under the Plan. The granting of an option in
any one year shall not give the holder of the option any
rights to similar grants in future years or any right to be
retained in the employ or service of the Company or any of
its Subsidiaries or interfere in any way with the right of the
Company or any such Subsidiary to terminate such holder's
employment or services at any time. Notwithstanding the
foregoing, no option may be exercised after ten years from
the date of its grant.
10.     Retirement or Disability of Holder of Option
        If any employee, including an officer or director to
whom an option has been granted under the Plan shall
cease to be an employee, officer or director of the
Company or a Subsidiary, by reason of disability or
retirement at age 65, such holder may exercise such option
at any time prior to the expiration date of the option or
within three months (one year in the case of termination by
reason of disability) after the date of termination for such reason, whichever is earlier, but only to the extent the
holder had the right to exercise such option on the date of
termination. Notwithstanding the foregoing, no option may
be exercised after ten years from the date of its grant.
11.     Death of Holder of Option
        If any employee, including an officer, or director to
whom an option has been granted under the Plan shall
cease to be an employee, officer or director of the
Company or a Subsidiary by reason of death, or such
holder of an option shall die within three months after
termination by reason of retirement at age 65 or otherwise,
or in the case of the death of an advisor or consultant to
whom an option has been granted under the Plan, the
option may be exercised by the person or persons to whom
the optionee's rights under the option are transferred by
will or by the laws of descent and distribution at any time
prior to the expiration date of the option or, in the case of an employee, officer or director, within three months from
the date of death, whichever is earlier, but only to the
extent the holder of the option had the right to exercise
such option on the date of such termination.
Notwithstanding the foregoing, no option may be exercised
after ten years from the date of its grant.
12.     Adjustments Upon Changes in Capitalization
        If the shares of Common Stock outstanding are
changed in number, kind or class by reason of a stock
split, combination, merger, consolidation, reorganization,
reclassification, exchange or any capital adjustment,
including a stock dividend, or if any distribution is made to shareholders other than a cash dividend and the Board of
Directors (or Committee) deems it appropriate to make an
adjustment, then        (i) the aggregate number and class of
shares that may be issued or transferred pursuant to Section
2, (ii) the number and class of shares which are issuable
under outstanding options, and (iii) the purchase price to be paid per share under outstanding options, shall be adjusted
as hereinafter provided.
        Adjustments under this Section 12 shall be made in
a proportionate and equitable manner by the Board of
Directors (or Committee), whose determination as to what
adjustments shall be made, and the extent thereof, shall be
final, binding and conclusive. In the event that a fraction of a share results from the foregoing adjustment, said fraction shall be eliminated and the price per share of the remaining shares subject to the option adjusted accordingly.
        In the event of a liquidation of the Company, or a
merger, reorganization or consolidation of the Company
with any other corporation in which the Company is not the
surviving corporation or the Company becomes a wholly
owned subsidiary of another corporation, any unexercised
options theretofore granted under the Plan shall be deemed
cancelled unless the surviving corporation in any such
merger, reorganization or consolidation elected to assume
the options under the Plan or to issue substitute options in place thereof; provided, however, that, notwithstanding the
foregoing, if such options would otherwise be cancelled in
accordance with the foregoing, the optionee shall have the
right, exercisable during a ten-day period immediately prior to such liquidation, merger or consolidation, to exercise the option in whole or in part. The granting of an option
pursuant to this Plan shall not affect in any way the right
or power of the Company to make adjustments,
reorganizations, reclassifications or changes of its capital or business structure or to merge, consolidate, dissolve,
liquidate or sell or transfer all or any part of its business or assets.
13.     Vesting of Rights Under Options
        Nothing contained in this Plan or in any resolution
adopted or to be adopted by the Board of Directors (or
Committee) or the shareholders of the Company shall
constitute the vesting of any rights under any option. The
vesting of such rights shall take place only when a written
agreement shall be duly executed and delivered by and on
behalf of the Company to the person to whom the option
shall be granted.
14.     Rights as a Shareholder
        A holder of an option shall have no rights of a
shareholder with respect to any shares covered by his
option until the date of issuance of a stock certificate to
him for such shares.
15.     Termination and Amendment
        The Board of Directors may, at any time, terminate
or suspend this Plan or make such modifications or
amendments thereto as it shall deem advisable; provided,
however, that no termination, modification or amendment
shall adversely affect the rights of a holder of an option
previously granted under the Plan.
16.     Modification, Extension and Renewal of Options
        Subject to the terms and conditions and within the
limitations of the Plan, the Board of Directors (or
Committee) may modify, extend or renew outstanding
options granted under the Plan, or accept the surrender of
outstanding options (to the extent not theretofore exercised)
and authorize the granting of new options in substitution
therefor. Notwithstanding the foregoing, no modification of
an option shall, without the consent of the holder thereof,
alter or impair any rights or obligations under any option
theretofore granted under the Plan.
17.     Indemnification
        In addition to such other rights of indemnification as
they may have as members of the Board of Directors (or
Committee), the members of the Board of Directors (or
Committee) administering the Plan shall be indemnified by
the Company against reasonable expenses, including
attorneys' fees, actually and necessarily incurred in
connection with the defense of any action, suit or
proceeding, or in connection with any appeal therein, to
which they or any of them may be a party by reason of any
action taken or failure to act under or in connection with
the Plan or any option granted thereunder, and against all
amounts paid by them in settlement thereof (provided such
settlement is approved by independent legal counsel
selected by the Company) or paid by them in satisfaction of
a judgment in any action, suit or proceeding, except in
relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such member is liable for
negligence or misconduct in the performance of his duties,
provided that within 60 days after institution of any such
action, suit or proceeding, the member shall in writing
offer the Company the opportunity, at its own expense, to
handle and defend the same.
18.     Effective Date
        The Plan shall become effective on September 9,
1996 and shall terminate on the close of business on
September 9, 2006 and no option may be granted under the
Plan thereafter, but such termination shall not affect any
option theretofore granted.

Exhibit 5






January 10, 1997





Board of Directors
DiversiFax, Inc.
39 Stringham Avenue
Valley Stream, New York 11580


Gentlemen:

        It is our opinion that the additional securities being registered with the Securities and Exchange Commission, pursuant to the Registration Statement on Form S-8, which are to be offered to employees, including officers and directors of, and consultants and advisors to DiversiFax, Inc. (the "Company") pursuant to the Company's 1996
Stock Option Plan will, when sold, be legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement.


Very truly yours,

                                                                 /s/
Breslow & Walker, LLP



Breslow & Walker, LLP
                                                        Exhibit 23




                CONSENT OF INDEPENDENT ACCOUNTANTS










We consent to the incorporation by reference in this Registration Statement of DiversiFax, Inc. and Subsidiaries on Form S-8 relating to the DiversiFax, Inc. 1996 Stock
Option Plan, of our report dated March 7, 1996, appearing in the Annual Report on Form 10-KSB of DiversiFax, Inc.
and Subsidiaries for the year ended November 30, 1995, and the use of our name, and the statements with respect to us, under the heading "Experts" in the Prospectus.




                                         HOBERMAN,
MILLER & CO., P.C.


January 9, 1997

